Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Integration Appliance, Inc.

Intapp US, Inc.

The Frayman Group, Inc.

Rekoop Limited

DealCloud, Inc.

OnePlace Holdings Pte Ltd

gwabbit, Inc.

Repstor, Limited

Repstor, Inc.

Intapp Limited

The OnePlace Unit Trust

OnePlace Pte Ltd

Intapp Pty Limited

OnePlace Admin Services (APAC) Pty Ltd

Delaware Delaware Delaware United Kingdom Delaware Singapore Delaware Northern Ireland Delaware United Kingdom Singapore Singapore Australia Australia

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